Exhibit 21

Legal Name	Jurisdiction	Assumed Name or d/b/a
Autohaus Nix GmbH	Germany
Automotive Media Holdings, LLC	Delaware
Automotive Media, LLC	Michigan
AutoVanti Brianza S.r.l.	Italy
AutoVanti Monza S.r.l.	Italy
Cycle Holdings, LLC	Delaware
Dealer Accessories, LLC	Delaware
FRN of Tulsa, LLC	Delaware
Jacobs Holding GmbH	Germany
Landers Auto Sales, LLC	Delaware	Landers Chrysler Jeep Dodge and Landers Auto Body
MAN Automotive Imports (NZ) Ltd.	New Zealand
MAN Automotive Imports Pty Ltd.	Australia
MAN Imports Pty Ltd.	Australia
PAG Cycles MI, LLC	Delaware	Indian Motorcycle Motor City and Victory Motorcycle Motor City
PAG Greenwich Holdings, LLC	Delaware
PAG Greenwich M1, LLC	Delaware	Mercedes-Benz of Greenwich, Maybach of Greenwich
PAG International Services, LLC	Delaware
PAG Investments, LLC	Delaware
PAG Italy Holdings Limited	England & Wales
PAG Italy S.r.l.	Italy
PAG Stratton Motorcycles, LLC	Delaware
PAG West, LLC	Delaware
Penske Automotive Europe Gmbh	Germany
Penske Car Rental Holdings, LLC	Delaware
Penske Car Rental Indiana, LLC	Delaware
Penske Car Rental Memphis, LLC	Delaware
Penske Transportation Group International Pty Ltd.	Australia
PW Automotive, LLC	Delaware	Penske Wynn Ferrari Maserati
Sytner Group Limited	England & Wales
UAG Classic, Inc.	Delaware
UAG Connecticut I, LLC	Delaware
UAG Connecticut, LLC	Delaware
UAG Fairfield CA, LLC	Delaware	Audi Fairfield
UAG Fairfield CM, LLC	Delaware	Fairfield Collision Center, Mercedes-Benz of Fairfield and smart center Fairfield
UAG Fairfield CP, LLC	Delaware	Porsche of Fairfield
UAG International Holdings, Inc.	Delaware
UAG Tulsa Holdings, LLC	Delaware
UAG UK Holdings Limited	England & Wales
Vanti Group S.r.l.	Italy
Western Star Truck Centre Pty Ltd.	Australia
Western Star Truck Centre Trust	Australia
Western Star Trucks Australia Pty Ltd.	Australia

In addition, Penske Automotive Group, Inc. has omitted 112 automotive retail subsidiaries operating in the United States and 33 automotive retail subsidiaries operating in foreign countries.